AGREEMENT made this 1st day of March, 2005, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Chartwell Investment Partners (the "Adviser") (together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

Fund                                                Total Operating Expenses
Chartwell U.S. Equity Fund
         Institutional Class                                0.75%
         Advisor Class                                      1.00%

Chartwell Small Cap Value Fund
         Institutional Class                                1.10%
         Advisor Class                                      1.35%

This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Advisors' Inner Circle Fund                   Chartwell Investment Partners

 By: /s/ James Ndiaye                             By:/s/ Jonathan C. Caffey
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 Name:  James Ndiaye                              Name: Jonathan C. Caffey
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